WAIVER AGREEMENT

This Waiver Agreement (“Agreement”) is made this 16th day of March 2017 by and between:

XFit Brands, Inc. (hereinafter referred to as the “Company”),

- and -

David E. Vautrin, of the City of Aliso Viejo, California (hereafter referred to as the “Executive”). Corporation and Executive are individually referred to as a “Party” and collectively as the “Parties”.

BACKGROUND

1.	California law provides that upon termination of an employee all accrued salary and other obligations of the employer to the employee must be paid within 72 hours unless otherwise agreed in writing. The Executive’s employment termination date will effective and recorded as March 10, 2017.

2.	The Executive is willing to extend the obligations of the Company to make such payments in the time frame provided by California law provided the Company acts in accordance with the terms and conditions provided herein.

3.	The Executive is also willing to provide ongoing consulting services to the Company upon the terms and conditions herein.

AGREEMENT

1.	The Executive hereby agrees to extend the requirement under California law that accrued and unpaid salary be paid within 72 hours of Executive ceasing to act as Chief Executive Officer of the Company to 90 calendar days which will be due on June 16, 2017.

2.	Company hereby acknowledges that it owes to the Executive $18,076.91 in accrued and unpaid base salary through 2/27/17; $13,056.12 in accrued and unpaid variable compensation through 12/31/16; and $30,000 in bonus payable from 2009 which remains unpaid. The Company hereby agrees to pay such amounts above totaling $61,133.03 plus unused vacation to the Executive within 90 days of the termination date hereof. The Executive can, at its sole election, convert such compensation as listed above in shares of the Company’s common stock at the lessor of 15 cents or 25% discount to the fair market value on the date of election of the Executive. For the purposes of this Agreement, the “fair market value” shall be shall be the prior ten-day volume-weighted average price (“VWAP”) of the common stock on the principal trading market determined as of date the Executive elects the option to convert to common stock pursuant to this Agreement.

3.	The Company acknowledges that the Executive has personally guaranteed certain obligations for the benefit of the Company including its working capital line with Wells Fargo (the “Working Capital Line”) of $35,000 and it’s corporate credit card (the “Credit Card”) with a current credit limit of $50,000. Until such time as it removes Executive from the personal guarantee the Company shall not borrow any additional amounts under the Working Capital Line and shall not use the Credit Card until the Executive’s personal guarantee is removed. The Company agrees to continue to make no less than the minimal required payments per Wells Fargo as stated within each account online. The Company shall use all reasonable commercial efforts to remove Executive’s personal guarantee from the Working Capital Line and the Credit Card within 90 days of this Agreement. In the event that it is determined by the Executive that his name can not be removed, then the Executive at his sole discretion can take action to remove his name as the CEO and or guarantee to any banking or Company related documents. The Company shall indemnify the Executive for any loss, cost or expense associated with Executive’s actions taken in accordance with the preceding sentence. In the event that the Company does not payoff in full the $35,000 Working Capital Line and Credit Card in full within the 90 days, then the Executive can, at his sole election, convert the balance of such personally guaranteed obligations as listed above into shares of the Company’s common stock at the lessor of $0.15 per share or a 50% discount to the fair market value (as defined above) on the date of election of the Executive and payoff such upon receipt from such new share issuance. The Company will pay the costs of any legal opinion required for removal of restrictive legend for shares issued pursuant to this Agreement. To the extent permitted by law the shares will be treated as shares issued pursuant to the 2014 Stock incentive plan.

4.	If permitted under the Company’s health plan, and at the executive’s sole discretion, he may off set the back pay with continued use of the existing current health and car insurance coverage for him and his family. The Company shall agree to cover such expenses until either the aforementioned expenses in Sections 2 and 3 are satisfied in full or Executive chooses otherwise.

5.	The Executive shall have the right, but not obligation to remain on the Board of Directors of the Company until the above obligations are paid in full.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

XFit Brands		David E. Vautrin, Individually

By:	/s/ Brent D. Willis	By:	/s/ David E. Vautrin
Name:	Brent D. Willis	Name:	David E. Vautrin
Title:	Chairman	Date:	March 16, 2017
Date:	March 16, 2017